                                                                     EXHIBIT 4.2


                            CERTIFICATE OF AMENDMENT

                           CERTIFICATE OF DESIGNATION

                                       OF

                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                                RAILAMERICA, INC.

                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

                      ------------------------------------


         RailAmerica, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the Business Corporation Law by unanimous written consent dated December 28, 1998:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a Series A Convertible Redeemable Preferred Stock, $.001 par value per share (the "Series A Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         Series A Convertible Redeemable Preferred Stock:

         Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding and no increase shall increase the number of shares of Series A Preferred Stock above the total number of authorized shares.

         Section 2. RANK. The Series A Preferred Stock shall rank as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary: (i) senior to all of the Corporation's common stock, par value $.001 per share (the "Common Stock"); (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series A Preferred Stock (collectively, with the Common Stock, "Junior Securities" or "Junior Stock"); and (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities" or "Parity Stock"). While any shares of Series A Preferred Stock are outstanding, no Parity Securities or






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equity securities senior to the Series A Preferred Stock shall be authorized or issued without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, voting as a class. This prohibition shall not include the authorization or issuance of any form of debt securities or instruments to a bank or other institution.

         Section 3.        DIVIDENDS.

                           (a) The holders of the Series A Preferred Stock shall
be entitled to receive out of funds of the Corporation legally available for payment cash dividends, payable semi-annually in arrears, at the rate of $1.875 per share per annum, payable in cash. Dividends on the Series A Preferred Stock shall accrue from the date of issuance or thereafter, from the most recent date on which dividends were payable, and shall be payable semi-annually on, June 30 and December 31 of each year (each a "Dividend Payment Date"), commencing on June 30, 1999; provided, however, that if any such day is a non-business day, the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Corporation on May 10 and December 10 of each year (each of such dates a "Record Date"). Semi-annual dividend periods (each a "Dividend Period") shall commence on and include the 1st day of July and January of each year and shall end on and include the day next preceding the next following Dividend Payment Date.

                           (b) No dividends shall be declared or paid or set
apart for payment on any Common Stock, Parity Stock or Junior Stock during any semi-annual period unless full dividends on the Series A Preferred Stock for all Dividend Periods ending prior to or during such semi-annual period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and any other Parity Stock, dividends upon the Series A Preferred Stock and dividends on such other Parity Stock payable during such semi-annual period shall be declared pro rata so that the amount of such dividends so payable per share on the Series A Preferred Stock and such other Parity Stock shall in all cases bear to each other the same ratio that full dividends on the shares of Series A Preferred Stock and full dividends, if any, on shares of such other Parity Stock, bear to each other. If full dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment, no dividend or distribution, other than in shares of Junior Stock, may be declared, set aside or paid on any shares of Junior Stock. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends provided for herein. No interest or sum of money in lieu of interest shall be payable in respect of any declared dividend payment or payments on the Series A Preferred Stock which may be in arrears. As used herein, the phrase "set apart" in respect of the payment of dividends shall require deposit of any funds in a bank or trust company in a separate deposit account maintained for the benefit of the holders of the Series A Preferred Stock.

         Section 4. VOTING RIGHTS. The holders of Series A Preferred Stock will have no voting rights except as required by law, except that the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock is necessary for the issuance of Senior Securities or Parity Securities, the authorization or issuance of securities convertible into such Senior Securities or Parity Securities, or the amendment to the Corporation's Certificate of Incorporation so as to adversely affect the Series A Preferred Stock, or waiver of any other covenants.






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         To the extent that under Delaware law the vote of the holders of shares of Series A Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock shall constitute the approval of such action by the class.

         Section 5. CONVERSION. Subject to and upon compliance with this Section 5, the holders of shares of Series A Preferred Stock shall have conversion rights as follows:

                           (a) OPTIONAL CONVERSION. Each holder of a share of
Series A Preferred Stock shall have the right, at any time, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, to convert such share of Series A Preferred Stock into that number of fully paid and nonassessable shares of Common Stock equal to $25.00 divided by the Conversion Price of such share of Series A Preferred Stock as set forth in Section 6 hereof. The number of share of Common Stock into which the Series A Preferred Stock may be invested is hereinafter referred to as the "Conversion Rate."

                           (b) MECHANICS OF CONVERSION. In order to convert
shares of Series A Preferred Stock into shares of Common Stock, the holder of shares of Series A Preferred Stock shall (i) fax or otherwise deliver a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation at its principal office and to the office of its designated transfer agent that such holder elects to convert the same, which notice shall specify the number of shares of Series A Preferred Stock to be converted and shall contain the Conversion Price (together with a copy of the first page of each certificate to be converted) prior to 5:00 p.m., Eastern Standard time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion and (ii) surrender the original certificate or certificates for the shares of Series A Preferred Stock to be converted, duly endorsed, and deliver the original Notice of Conversion by either overnight courier or two-day courier, to the principal office of the Corporation or to the office of its designated transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation or its transfer agent as provided above. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of any certificate representing shares of Series A Preferred Stock, if mutilated, the Corporation shall execute and deliver a new certificate of like tenor and date. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which the holder of shares of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash to such holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error.

         The Corporation shall use all reasonable efforts to issue and deliver within seven (7) business days after delivery to the Corporation of the certificates representing the shares of Series A Preferred Stock to be converted, or after such agreement and indemnification, to such holder of Series A Preferred Stock at the address of the holder on the books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is delivered to and received






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by the Corporation before 5:00 p.m., Eastern Standard time, on the Date of
Conversion, and (ii) that the original stock certificates representing the shares of Series A Preferred Stock to be converted are received by the Corporation or the transfer agent within two (2) business days thereafter. The person or persons entitled to receive the shares of Series A Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the original certificates representing the shares of Series A Preferred Stock to be converted are not received by the Corporation or the transfer agent within two (2) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Corporation or its transfer agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Corporation's option, may be declared null and void.

         Following any conversion of shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be outstanding and all rights of a holder with respect to the shares surrendered for conversion shall immediately terminate except for the right to receive Common Stock.

                           (c) RESERVATION OF SHARES. The Corporation shall at
all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Section 6. CONVERSION PRICE. The "Conversion Price" per share of the Series A Preferred Stock shall be $8.25, subject to adjustment as set forth below.

                           (a) If, prior to the conversion of all outstanding
shares of Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased.

                           (b) Subject to Section 8(c) hereof, if, prior to the
conversion of all outstanding shares of Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the holders of shares of Series A Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of the Series A Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of





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the Conversion Price and of the number of shares issuable upon conversion of the
Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection 6(b) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the holders of the Series A Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the holders of the Series A Preferred Stock may be entitled to purchase.

                           (c) No adjustment of the Conversion Price shall be
made in an amount less than $.01 per share.

                           (d) Upon any adjustment of the Conversion Price, then
and in each case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of the Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         Section 7. STATUS OF CONVERTED OR REACQUIRED SHARES. Any shares of Series A Preferred Stock converted into shares of Common Stock pursuant to
Section 5 hereof or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion or acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Preferred Stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of preferred stock or any similar stock or as otherwise required by law.

         Section 8.        LIQUIDATION, DISSOLUTION OR CHANGE OF CONTROL.

                           (a) In the event of any liquidation, dissolution or
winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders under applicable law, prior and in preference to any distribution to holders of the Common Stock or any Junior Securities but in parity with any distribution to holders of Parity Securities, an amount of $25.00 per share (the "Liquidation Value"), plus a sum equal to all dividends accrued on such shares (whether or not declared) and unpaid for the then current Dividend Period. If upon the occurrence of such event, the assets and funds to be distributed among the holders of shares of Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of shares of Series A Preferred Stock and Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of shares of Series A Preferred Stock and Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any certificate of designation of preferences.

                           (b) Upon the completion of the distribution required
by subsection 8(a) above, if assets remain in the Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection 8(a)) and Junior Securities in accordance with the Corporation's Certificate of Incorporation, including any duly adopted certificate(s) of designation of preferences.





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                           (c) (i) Upon a Change of Control (as defined below)
of the Corporation, each holder of the Series A Preferred Stock will have the option to require the Corporation to repurchase such holder's shares of Series A Preferred Stock at a price per share equal to the Liquidation Value plus any accrued and unpaid dividends. A "Change of Control" shall have occurred: (A) when any person or group is or becomes the beneficial owner of 50% or more of the then outstanding voting shares of the Corporation, (B) when, during any period of two consecutive years after the initial closing of the offering of the Series A Preferred Stock, individuals who at the beginning of such period constituted the Corporation's Board of Directors, or whose nomination for election by the Corporation's stockholders was approved by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors then in office or (C) upon any sale, transfer or other conveyance of all or substantially all of the assets of the Corporation.

                                    (ii) Upon the occurrence of a Change of
         Control, the Corporation will offer to repurchase (the "Change of Control Purchase Offer") all outstanding shares of Series A Preferred Stock, and each holder of outstanding shares of Series A Preferred Stock will have the right to require that the Company repurchase such holder's shares of Series A Preferred Stock, at the price set forth in clause (i) of this subsection 8(c). Within 30 days following any Change of Control, the Corporation shall mail a notice, by first class mail, to each holder of record of Series A Preferred Stock (a "Change of Control Notice"), at his address of record, stating:

                                            (A) that a Change of Control has
                           occurred and that such holder has the right to require the Corporation to purchase such holder's shares of Series A Preferred Stock at the price set forth above;

                                            (B) the circumstances and relevant
                           facts regarding such Change of Control;

                                            (C) the date on which the
                           Corporation will repurchase any shares of Series A Preferred Stock which the holders require the Corporation to repurchase in accordance with this subsection 8(c), which date shall be no earlier than 30 days nor later than 60 days from the date such Change of Control Notice is mailed (the "Change of Control Purchase Date");

                                            (D) that, unless the Corporation
                           defaults in making such payment, any shares of Series A Preferred Stock accepted for payment pursuant to the Change of Control Purchase Offer shall cease to accrue dividends after the Change of Control Purchase Date;

                                            (E) that holders of Series A
                           Preferred Stock electing to have their shares repurchased pursuant to any Change of Control Purchase Offer shall be required to surrender the original certificates for the shares of Series A Preferred Stock at the address specified in the notice, at least three business days before the Change of Control Purchase Date; and



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                                            (F) that the holders of Series A
                           Preferred Stock shall be entitled to withdraw their election if the Corporation receives, not later than the last business day prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series A Preferred Stock the holder delivered for repurchase and a statement that such holder is withdrawing his election to have such shares repurchased.

                                    (iii) Each holder of shares of Series A
         Preferred Stock electing to have such shares purchased by the Corporation pursuant to this subsection 8(c) shall deliver to the Corporation at its principal office, at least three business days prior to the Change of Control Purchase Date, the original certificate or certificate(s) for the shares to be purchased duly endorsed, together with written notice to the Corporation specifying the number of shares of Series A Preferred Stock to be purchased. Holders of Series A Preferred Stock will be entitled to withdraw their election if the Corporation receives, not later than one business day prior to the Change of Control Purchase Date, a telegram, facsimile transmission or letter, at its principal office, setting forth the name of the holder, the number of shares of Series A Preferred Stock which were delivered by the holder for purchase by the Corporation and a statement that such holder is withdrawing his election to have such shares purchased.

                                    (iv) Promptly following the Change of
         Control Purchase Date, the Corporation will mail or deliver to each holder of shares of Series A Preferred Stock who properly tendered such shares to the Corporation for purchase pursuant to this subsection 8(c) and did not withdraw such holder's election, at his address of record, an amount equal to the purchase price for the shares of Series A Preferred Stock so delivered for purchase as set forth in this subsection 8(c). Unless the Corporation shall have defaulted in the payment of the purchase price for shares of Series A Preferred Stock tendered for purchase by the Corporation, all rights of the holders of such shares (except the right to receive the purchase price therefor) shall cease with respect to such shares on the Change of Control Purchase Date and such shares shall not, after the Change of Control Purchase Date, be deemed to be outstanding and shall not have the status of Series A Preferred Stock.

                                    (v) The Corporation will comply, to the
         extent applicable, with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and any other applicable securities laws or regulations in connection with the repurchase of Series A Preferred Stock pursuant to this subsection 8(c). To the extent that the provisions of any securities laws or regulations conflict with the provisions of this subsection 8(c), the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue thereof.

         Section 9. CONSOLIDATION, MERGER, ETC. Except as set forth in Section 8(c) hereof, in the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Corporation's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series A Preferred Stock shall be assumed by the acquiring entity and thereafter the Series A Preferred Stock shall be convertible into such class and type of securities as the holder of shares of Series A





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Preferred Stock would have received had such holder converted the Series A
Preferred Stock immediately prior to such Corporate Change.

         Section 10.       REDEMPTION.

                           (a) OPTIONAL REDEMPTION. If the average closing price
of the Common Stock, as reported on the Nasdaq Stock Market, equals or exceeds 150% of the Conversion Price for any ten (10) trading days within a thirty (30) consecutive trading day period, the Corporation may, at its option, redeem the Series A Preferred Stock, at a redemption price per share equal to the Liquidation Value plus accrued and unpaid dividends. Each holder of Series A Preferred Stock will be given notice of such redemption and will have the right to convert the Series A Preferred Stock into shares of Common Stock prior to the redemption date specified in such notice.

                           (b) MANDATORY REDEMPTION. The Corporation will be
required to redeem the outstanding shares of Series A Preferred Stock on December 31, 2003, at a redemption price per share equal to the Liquidation Value plus accrued and unpaid dividends.

                           (c) MECHANICS OF REDEMPTION. Notice of redemption of
the Series A Preferred Stock, specifying the redemption date and place of redemption, shall be given by first class mail to each holder of record of the shares to be redeemed, at his address of record, not less than 30 nor more than 60 calendar days prior to the date upon which the Corporation shall redeem the Series A Preferred Stock (the "Redemption Date"). Each such notice shall also specify the redemption price applicable to the shares to be redeemed. If less than all the shares owned by such holder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to such holder.

                                    (i) Notice of redemption of shares of the
         Series A Preferred Stock having been given as provided in Section 10(b), then unless the Corporation shall have defaulted in the payment of the redemption price and all accrued and unpaid dividends (whether or not declared), all rights of the holders thereof (except the right to receive the redemption price and all accrued and unpaid dividends, whether or not declared) shall cease with respect to such shares on the Redemption Date and such shares shall not, after the Redemption Date, be deemed to be outstanding and shall not have the status of Series A Preferred Stock. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                                    (ii) Shares of the Series A Preferred Stock
         are not subject or entitled to the benefit of a sinking fund.

                                    (iii) Notwithstanding the foregoing, if
         notice of redemption shall have been given pursuant to this Section 10 and any holder of the Series A Preferred Stock shall, prior to the close of business on the date three business days next preceding the Redemption Date, give written notice to the Corporation pursuant to
         Section 5 hereof of the conversion of any or all of the shares held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation), then the redemption shall not become effective as to such shares and the conversion shall become effective as provided in Section 5.



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         IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by its Chairman of the Board this 29th day of December, 1998.

                                      RAILAMERICA, INC.


                                      By: /s/ GARY O. MARINO
                                          ---------------------------------
                                                    Gary O. Marino
                                          Chairman of the Board of Directors

































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                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

                    (TO BE EXECUTED BY THE REGISTERED HOLDER

                IN ORDER TO CONVERT THE SERIES A PREFERRED STOCK)

         The undersigned hereby irrevocably elects to convert ______ shares of Series A Preferred Stock, represented by stock certificate No(s). ________________ (the "Series A Preferred Stock Certificates") into shares of common stock ("Common Stock") of RailAmerica, Inc. (the "Corporation") according to the conditions of the Certificate of Designation of Series A Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any.

         The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of such shares of Common Stock under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under such Act.

Conversion Calculations:
                                            Date of Conversion
                                            Applicable Conversion Price
                                            Signature
                                            Name
                                            Address:

*No shares of Common Stock will be issued until the original Series A Preferred Stock Certificate(s) to be converted and the Notice of Conversion are received by the Corporation or its designated Transfer Agent. The original Stock Certificate(s) representing the Series A Preferred Stock to be converted and the Notice of Conversion must be received by the Corporation or its designated Transfer Agent by the second business day following the Date of Conversion, or the Notice of Conversion, at the Corporation's option, may be declared null and void.